Exhibit 11.1

We consent to the use in this Annual Report on Form 1-K of Elio Motors, Inc. of our report dated September 7, 2021, relating to our audit of the financial statements of Elio Motors, Inc. as of December 31, 2018 and for the year ending December 31, 2018.

/s/ M&K CPAS, PLLC

Houston, TX

September 7, 2021